EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 2, 2012, relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc. and subsidiaries (“Comverse Technology, Inc.”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in Comverse Technology, Inc.’s method of recognizing revenue for multiple element arrangements for the year ended January 31, 2012 in accordance with the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2009-13, Multiple Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements That Include Software Elements) and our report dated April 2, 2012 relating to the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness).  Both reports appear in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 2012.  We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
October 26, 2012